Exhibit 2.2

Commonwealth of Virginia State Corporation Commission Office of the Clerk Entity ID: 11026981 Filing Number: 2011132604518 Filing Date/Time:11/13/2020 03:18 PM Effective Date/Time: 11/13/2020 03:18 PM

Stock Corporation -Articles of Amendment

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

Entity Information
Entity Name:	Wireless Electrical Grid LAN, WiGL Inc.	Entity Type: Stock Corporation
Entity ID:	11026981	Formation Date: 02/26/2020
Status:	Active
Business Type
Industry Code:	0 - General
Duration
Perpetual(forever)
Authorized Shares
Total Shares:	500000000
Amendment Type
Amendment Type:	Authorized Shares

Adoption and Vote
Date of Adoption
Date Articles were adopted: 10/30/2020
The amendment was approved by the unanimous consent of the shareholders on 10/30/2020.

Signature Information
Date Signed: 11/13/2020
Entity Name	Entity Type	Printed Name	Signature	Title
Wireless Electrical Grid LAN, WiGL Inc.	Stock Corporation	Ahmad Glover	Ahmad Glover	CEO

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, NOVEMBER 13, 2020

The State Corporation Commission has found the articles of amendment submitted on behalf of

Wireless Electrical Grid LAN, WiGL Inc.

to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective November 13, 2020.

STATE CORPORATION COMMISSION

By	/s/ Jehmal T. Hudson
Jehmal T. Hudson
Commissioner